Exhibit 10.23

Mr. Rick Hamilton

2754 Longspur Way

Pleasanton, CA 96456

December 19, 2003

Dear Rick:

On behalf of NetSolve, Incorporated, I am pleased to offer the position of Vice President, Service Delivery reporting to David Hood, President and CEO beginning on January 5, 2004, or as soon as can by mutually agreed upon. In this position you will have the opportunity to be an important partner in NetSolve’s and your success.

We at NetSolve have all enjoyed getting to know you and we look forward to welcoming you to NetSolve. We believe that you are well qualified to help lead NetSolve to continued growth and success. We also believe, as I know you do, that becoming an Officer of NetSolve and Vice President of Service Delivery is an outstanding and timely opportunity for you to capitalize upon your talents and experience, and for you to continue to attain your personal goals.

We have given careful thought to compensation arrangements that would be appropriate for your professional stature and to NetSolve precedents and policies. Accordingly, below is a description of the terms if our offer of employment to you.

The monthly base salary for this position will be $15,833.34 ($190,000 on an annualized basis), and will be paid on a semi-monthly basis. Pay periods currently end on the 15th day and the last day of each month. You will be eligible for participation in the NetSolve Fiscal Year 2004 Executive Incentive Compensation Plan targeted at 40% of your base salary. The attainment level of your participation will be prorated to reflect the actual number of months you participate in the plan as a NetSolve employee through March 31, 2004.

To assist you in your move from Pleasanton to Texas, NetSolve will reimburse for actual moving expenses up to $25,000. A member of the NetSolve Human Resources team will assist you in preparing your reimbursement forms once relocation is complete. Should your employment with NetSolve terminate for any reason within one year (twelve months), you will be required to repay the relocation reimbursement amount on a pro-rated schedule.

Effective as of your first date of employment with NetSolve, you will be granted stock options to purchase 50,000 shares of NetSolve common stock, under and subject to the terms of the NetSolve Long-Term Incentive Compensation Plan (Plan). The option grant will also be subject to a Stock Option Agreement in the standard form previously approved by the NetSolve Board of Directors. The exercise price of the option grant will be the closing price of NetSolve common stock on your first date of employment. To the maximum extent allowable under applicable regulations the option grant will constitute an incentive stock option with the remainder, if any, constituting a non-qualified stock option.

Your base salary, annual incentive target award and stock option position will be reviewed annually by the Board after the completion of NetSolve’s fiscal year.

In addition to the above, NetSolve also offers employee benefits including group medical and dental insurance, 401(k) Plan, and a 125 Cafeteria Plan. You will become eligible for these benefits under, and subject to, the plans offered by the Company, which may be modified in the future to meet individual and Company needs.

All offers of employment made by NetSolve are contingent upon the following:

•	You are able to establish that you are authorized to work in the U.S.A. by the third day following your hire date; and

•	You agree to, and we receive, satisfactory results on a background check of your education, work, driving, and criminal history; and

•	You sign the enclosed NetSolve Proprietary Information and Inventions Agreement.

As will all our employees, if you should accept and then change your mind later, you can terminate your employment at any time for any or no reason, as can the Company, it being understood that your employment with the Company will be on an “at will” basis.

Rick, we all look forward to your prompt acceptance of our offer, and to your joining NetSolve full-time as soon as possible. To signify your acceptance, please sign and return this letter to me no later than 5:00 p.m. (Pacific Time) on December 23, 2003, after which time this offer will expire. By signing below, you certify that you are able to perform the duties and responsibilities of your position.

May I again express that we look forward to welcoming you to NetSolve and working with you.

Sincerely,

/s/ Jeff Quade

Jeff Quade Vice President, Human Resources

Enclosures

I accept this offer of employment at NetSolve, Inc.

/s/ Rick Hamilton	12/23/03
Rick Hamilton	Date: